Exhibit 99.1

      Decision Reached in Magnetek v. Nilssen Patent Arbitration


    LOS ANGELES--(BUSINESS WIRE)--May 4, 2005--Magnetek, Inc. (NYSE:MAG) today announced that a decision has been reached in a long-standing patent dispute between the Company and Ole K. Nilssen.
    In April 1998, as disclosed in Magnetek's SEC filings during the past seven years, Mr. Nilssen filed a lawsuit alleging infringement of patents pertaining to certain types of electronic ballasts previously sold by Magnetek, and seeking unspecified damages and injunctive relief. The Company denied that these products, which it no longer manufactures, infringed any valid patent and filed a response asserting affirmative defenses, as well as a counterclaim for a judicial declaration that its products did not infringe Mr. Nilssen's patents and also that the asserted patents are invalid.
    In April 2003, Mr. Nilssen's lawsuit and the counterclaims were voluntarily dismissed with prejudice, and both parties agreed to submit limited issues in dispute to final and binding arbitration.
    The arbitration process commenced on November 8, 2004, and Magnetek announced that it expected a decision during the Company's current fiscal quarter. While Magnetek presented what it believes are compelling defenses at arbitration, it also repeated in its filings and statements that a decision in favor of the plaintiff could have a material adverse effect on the Company.
    Yesterday afternoon, Magnetek learned that the arbitrator had awarded damages to Nilssen totaling $23.4 million. While it was unexpected, the decision is final, binding and not subject to appeal or explanation by the arbitrator. Accordingly, the Company has entered into discussions with its advisors, and with Mr. Nilssen and his advisors regarding various available options.
    Magnetek, Inc. manufactures digital power products for communications, industrial automation, information technology, consumer products, alternative energy, power generation, transportation, and other applications that require highly reliable, precise, energy-efficient power. The Company operates manufacturing and research facilities in North America, Europe and China and reported total revenue of $243 million for its 2004 fiscal year, which ended on June 30, 2004.

    This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company's expectations and are subject to a number of risks and uncertainties, many of which are beyond the Company's control. These risks and uncertainties include court-imposed financial obligations. Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.


    CONTACT: Magnetek, Inc.
             Robert Murray, 310-689-1610
             bmurray@magnetek.com